MARY JOAN HOENE
                                                                  Vice President
                                                                     and Counsel
                                                                  (212) 314-3839
                                                             Fax: (212) 707-7879


[EQUITABLE AXA LOGO]

                                                                  LAW DEPARTMENT


                                        June 7, 1999


The Equitable Life Assurance
  Society of the United States
1290 Avenue of the Americas
New York, New York 10104

Dear Sirs:

         This opinion is furnished in connection with the filing by The Equitable Life Assurance Society of the United States ("Equitable Life") and Separate Account No. 45 of Equitable Life ("Separate Account No. 45") of the Form N-4 Registration Statement of Equitable Life and Separate Account No. 45 under the Securities Act of 1933 (File No. 333-64751) and of the Registration Statement of Separate Account No. 45 under the Investment Company Act of 1940 included in the same Form N-4. The Registration Statement covers an indefinite number of units of interest ("Units") in Separate Account No. 45.

         The Units are purchased with contributions received under individual annuity contracts and certificates Equitable Life offers under a group annuity contract (collectively, the "Certificates"). As described in prospectus included in the Registration Statement, the Certificates are designed to provide for retirement income benefits.

         I have examined such corporate records of Equitable Life and provisions of the New York insurance law as are relevant to authorization and issuance of the Certificates and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. Equitable Life is a corporation duly organized and validly existing under the laws of the State of New York.

2. Separate Account No. 45 was duly established pursuant to the provisions of the New York Insurance Law.

                      THE EQUITABLE LIFE ASSURANCE SOCIETY
             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104

The Equitable Life Assurance
  Society of the United States
June 7, 1999
Page 2

3. The assets of Separate Account No. 45 are owned by Equitable Life; Equitable Life is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to Separate Account No. 45 must be credited to or charged against such account, without regard to the other income, gains or losses of Equitable Life.

4. The Certificates provide that the portion of the assets of Separate Account No. 45 equal to the reserves and other contract liabilities with respect to Separate Account No. 45 will not be chargeable with liabilities arising out of any other business Equitable Life may conduct and that Equitable Life reserves the right to transfer assets of Separate Account No. 45 in excess of such reserves and contract liabilities to the general account of Equitable Life.

5. The Certificates (including any Units credited thereunder) will be duly authorized, and when issued in accordance with applicable regulatory approvals, will represent validly issued and binding obligations of Equitable Life.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                   Very truly yours,


                                   /s/  Mary Joan Hoene
                                   ----------------------------
                                   Mary Joan Hoene